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                                                                      EXHIBIT 16

                             [KPMG LLP LETTERHEAD]



April 21, 1999


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Applied Imaging Corp. and, under the date of February 5, 1999, we reported on the consolidated financial statements of Applied Imaging Corp. and subsidiaries as of and for the years ended December 31, 1998 and 1997. On April 9, 1999, we were informed that our appointment as principal accountants was terminated. We have read Applied Imaging Corp.'s statements included under Item 4 of its Form 8-K dated April 13, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Applied Imaging Corp.'s statements included in the first paragraph under Item 4.

Very truly yours,


/S/ KPMG LLP
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